Exhibit 99.1

FOR IMMEDIATE RELEASE

August 6, 2018

AMERICAN CAPITAL SENIOR FLOATING, LTD. ANNOUNCES INITIAL LIQUIDATING DISTRIBUTION AND PROVIDES UPDATE ON ESTIMATED REMAINING DISTRIBUTIONS

Estimated Total Liquidating Distributions of $12.33 to $12.46 per share, including Initial Liquidating Distribution of $8.80 per share

Company Currently Expects Total Distributions to be between 97% to 98% of NAV as of 3/31/18, including Dividends Paid in May, June, July and August of 2018 and Estimated Total Liquidating Distributions

Company Also Announces Plan to Delist from NASDAQ

New York, NY - August 6, 2018 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (NASDAQ:ACSF) announced today that, in connection with the Company’s sale of certain of the Company’s investments pursuant to the Plan of Complete Liquidation and Dissolution of the Company (the “Plan”), the Company’s Board of Directors (the “Board”) has approved an initial liquidating distribution of $8.80 per share (such distribution, the “Initial Liquidating Distribution”) to the Company’s stockholders of record as of the close of business on August 16, 2018 (the “Record Date”) in accordance with the Plan. The payment of the Initial Liquidating Distribution will be made on August 27, 2018.  In accordance with the NASDAQ Global Select Market (“NASDAQ”) rules, the ex-dividend date will be August 28, 2018, the first business day following the payment date for the Initial Liquidating Distribution.

In addition to the sale of certain of its portfolio investments that have been completed, the Company has entered into contracts for the sale of all of its remaining portfolio investments but cannot assure you that these remaining sales will be consummated. After paying and/or maintaining reserves against all of the Company’s liabilities (including contingent liabilities), the Company intends to make one or more additional liquidating distributions of its remaining assets to its stockholders (collectively, “Additional Liquidating Distributions” and, together with the Initial Liquidating Distribution, “Total Liquidating Distributions”). Total Liquidating Distributions are estimated to be within a range of $12.33 to $12.46 per share as detailed below.

Based on the information currently available, the Company estimates that the aggregate amount to be received by stockholders pursuant to the Plan (including cumulative dividends already paid in May, June, July and August of 2018 (the “Cumulative Dividends Paid”), the Initial Liquidating Distribution and Additional Liquidating Distributions) will be between 97% to 98% of the Company’s net asset value (“NAV”) per share as of March 31, 2018 of $13.11, or within a range of $12.72 to $12.85 per share. These aggregate amounts include (a) the Cumulative Dividends Paid of $0.388 per share, (b) the Initial Liquidating Distribution of $8.80 per share and (c) Additional Liquidating Distributions, which the Company currently estimates will be within a range of $3.53 to $3.66 per share in the aggregate. The actual Additional Liquidating Distributions received by each stockholder could be more or less than the estimated ranges and the timing of such distributions is uncertain. The Company intends to complete the Additional Liquidating Distributions by September 30, 2018, or as soon as practicable thereafter.

Estimated Total Distributions Per Share

% of March 31, 2018 NAV ($13.11 per share)	97%	to	98%

Cumulative Dividends Paid(1)	$0.388		$0.388
Plus
Initial Liquidating Distribution Payable on August 27, 2018	$8.80		$8.80
Estimated Additional Liquidating Distributions(2)	$3.53	to	$3.66
Estimated Total Liquidating Distributions(2)	$12.33	to	$12.46

Estimated Total Distributions (1)	$12.72	to	$12.85

(1) Includes cumulative dividends paid in May, June, July and August of 2018.

(2) Based on current estimates.  The Additional Liquidating Distributions could be more or less than these ranges.

Additionally, in connection with the Plan, the Board has determined to voluntarily delist the Company’s common stock, par value $0.01 per share (the “Common Stock”), from NASDAQ. The Company intends to file a Form 25 with the Securities and Exchange Commission (“SEC”) on or about August 16, 2018 to commence the NASDAQ delisting process. The Company expects that its delisting will become effective prior to the commencement of trading on or about August 27, 2018, at which time trading in the Common Stock will be indefinitely suspended.

The decision to delist from NASDAQ resulted from the Board’s review of numerous factors, particularly the previously announced approval of the Plan by the Company’s stockholders, the applicable NASDAQ rules and regulations, the relative benefits generated by the maintenance of a NASDAQ listing, and the cost and feasibility of ongoing compliance with the NASDAQ listing requirements in light of the Company’s planned dissolution and liquidation pursuant to the Plan.

Following the delisting, securities brokers may make a market for interests in the Common Stock in the “over-the-counter” market. The Company does not intend to actively facilitate any such market.

ABOUT AMERICAN CAPITAL SENIOR FLOATING, LTD.

American Capital Senior Floating, Ltd. (NASDAQ: ACSF) is a diversified closed-end investment management company that invests primarily in senior first lien and second lien floating rate loans to large-market U.S. based companies and in debt and equity tranches of collateralized loan obligations collateralized by senior floating rate loans. The Company has elected to be treated as a business development company under the 1940 Act. The Company is externally managed by Ivy Hill Asset Management, L.P. For further information, please refer to www.ACSF.com.

ABOUT IVY HILL ASSET MANAGEMENT, L.P.

Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC), is an SEC-registered investment adviser, comprised of an experienced team of investment professionals focused on investing in and managing primarily middle market senior secured assets through structured investment vehicles and managed accounts. As of June 30, 2018, IHAM had total assets under management of approximately $5.0 billion across 23 vehicles.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its liquidation, including statements reported in this press release regarding the timing and amount of the Additional Liquidating Distributions. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Relations Contact:

American Capital Senior Floating, Ltd.

Carl Drake or Veronica Mendiola

(888) 818-5298

iracsf@aresmgmt.com